Exhibit 10-T-8


                        AMENDMENTS TO FORD MOTOR COMPANY
                           DEFERRED COMPENSATION PLAN
                           --------------------------
                       (Effective as of November 11, 1998)


The following new paragraph (q) is added to Section 2:

          "(q) The term 'ARC Plan' shall mean the Automotive Rental Corporation
           Executive Management Incentive Plan, as amended."

Paragraph (f) of Section 4 is amended to read as follows:

          "(f) Deferrals of Awards Under AIC Plan, RPM Plan or ARC Plan. Notwithstanding anything contained in the Plan to the contrary, subject to any limitations determined under paragraph (a) or paragraph (e) of this Section 4, U.S. employees who receive an award payable only in cash under the AIC Plan, the RPM Plan or the ARC Plan are eligible to defer payment under the Plan from 1% to 100%, in 1% increments, of such amount net of applicable taxes, but not less than $1,000, provided that such employees are actively employed by the Company in salary grade 11 or above or the equivalent at the time of the election to defer. Unless otherwise determined by the Compensation and Option Committee, deferrals of cash awards under the AIC Plan, the RPM Plan or the ARC Plan shall be subject to the same terms and conditions of the Plan that apply to deferrals of awards of supplemental compensation under the SC Plan. For purposes of the Plan, any references to awards or payments of supplemental compensation shall be deemed to cover cash awards or cash payments under the AIC Plan, the RPM Plan and the ARC Plan."

The fifth sentence of paragraph (e) of Section 5 is amended and replaced by the following two sentences:

          "In addition, with respect to any particular deferral under the Plan, the participant shall elect (i) the year in which distribution shall be made or distribution upon retirement and (ii) the method of distribution desired with respect to any such deferral election if the participant elected distribution upon retirement, i.e., in a lump sum payment or in up to ten annual installments."

The first sentence of Paragraph (a) of Section 10 is amended to read as follows:

          "Except as otherwise provided in paragraph (b) of this Section 10 or in Section 12, or as otherwise determined by the Committee, distribution of all or any part of a participant's Deferred Compensation Account shall be made on, or as soon thereafter as practicable, (i) March 15 of the year selected by the participant for distribution with respect to the particular deferral if the participant is an active employee of the Company on the distribution date, (ii) the March 15 following death or termination for reasons other than retirement, notwithstanding any prior selection by the participant of a subsequent year for distribution with respect to the
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          particular deferral, (iii) the March 15 following retirement if the participant selected distribution upon retirement with respect to the particular deferral and a lump sum distribution was selected, or if the participant selected a particular year for distribution with respect to the particular deferral but retired prior to the year selected, or (iv) the March 15 following retirement with respect to the first annual installment and continuing on the applicable number of consecutive anniversaries of such date if no more than ten annual installments were selected by the participant with respect to the particular deferral."